Exhibit 99.1

PRESS RELEASE

Autoliv Announces Results of Annual General Meeting

(Stockholm, Sweden, May 7, 2020) – Autoliv, Inc., (NYSE: ALV and SSE: ALIV.sdb), the worldwide leader in automotive safety systems, today announced the results of its annual general meeting of stockholders held today.

Annual General Meeting of Stockholders

The Company’s 2020 Annual General Meeting of Stockholders (AGM) voted for approval of the following proposals:

•

The re-election of Mikael Bratt, Jan Carlson, Hasse Johansson, Leif Johansson, David E. Kepler, Franz-Josef Kortüm, Min Liu, Xiaozhi Liu, James M. Ringler and Thaddeus “Ted” Senko as directors of the Board for a one-year term ending at the 2021 AGM;

•	The non-binding, advisory resolution to approve the Company’s 2019 executive compensation for its named executive officers; and

•	The ratification of the appointment of Ernst & Young AB as the Company’s independent auditing firm for the fiscal year ending December 31, 2020.

Committees of the Board

At the Board meeting held yesterday, the Board approved changes to the membership of its committees, effective immediately, which are now composed as follows:

•	Audit Committee:

Ted Senko (Chair), Hasse Johansson, David E. Kepler and Min Liu

•	Leadership Development and Compensation Committee:

James M. Ringler (Chair), Leif Johansson, Min Liu and Xiaozhi Liu

•	Nominating and Corporate Governance Committee:

Leif Johansson (Chair), Hasse Johansson, Franz-Josef Kortüm, and Ted Senko

•	Risk and Compliance Committee:

David E. Kepler (Chair), Xiaozhi Liu, Franz-Josef Kortüm, and James M. Ringler

Chairman

The Board today resolved that Jan Carlson continue to serve as the Chairman of the Board.

Lead Independent Director

Pursuant to the Company’s Corporate Governance Guidelines, the independent members of the Board today resolved that James M. Ringler continues to serve as the Lead Independent Director of the Board.

Inquiries:

Investors & Analysts: Anders Trapp, Tel +46 (0)8 587 206 71

Investors & Analysts: Henrik Kaar, Tel +46 (0)8 587 206 14

Media: Marja Huotari, Tel +46 (0)709 578 135

Autoliv Inc.

Box 70381, 107 24 Stockholm, Sverige

Besöksadress: World Trade Center,

Klarabergsviadukten 70, B7, 111 64 Stockholm

Tfn: +46 (0)8 58720614

E-mail: henrik.kaar@autoliv.com

About Autoliv

Autoliv, Inc. is the worldwide leader in automotive safety systems, and through our subsidiaries we develop, manufacture and market protective systems, such as airbags, seatbelts, steering wheels and pedestrian protection systems for all major automotive manufacturers in the world. Our products save over 30,000 lives each year and prevent ten times as many severe injuries.

Our more than 65,000 associates in 27 countries are passionate about our vision of Saving More Lives and quality is at the heart of everything we do. We have 14 technical centers, with 20 test tracks. Sales in 2019 amounted to US $ 8,548 million. The shares are listed on the New York Stock Exchange (NYSE: ALV) and the Swedish Depository Receipts on Nasdaq Stockholm (ALIV sdb). For more information go to www.autoliv.com.

Autoliv Inc.

Box 70381, 107 24 Stockholm, Sverige

Besöksadress: World Trade Center,

Klarabergsviadukten 70, B7, 111 64 Stockholm

Tfn: +46 (0)8 58720614

E-mail: henrik.kaar@autoliv.com